Plastic2Oil Announces Business Update

●	Company progressing on securing additional debt financing to provide working capital

●	Executed Memorandum of Understanding (MOU) with potential waste-to-energy partner in Southern United States

●	Exploring reduction in warehouse and office space to cut costs and generate working capital

NIAGARA FALLS, NY / SEPTEMBER 13, 2016 – Plastic2Oil Inc., an innovative North American fuel company that transforms unsorted, unwashed waste plastic into ultra-clean, ultra-low Sulphur fuel without the need for refinement, today announced several business updates.

Securing Working Capital

The company recently reported in its Form 8-K filed with the Securities and Exchange Commission on August 10, 2013 that it had received $100,000 in financing proceeds from a private placement of 12% secured promissory notes and warrants. On August 24, 2016, an additional $100,000 was received from investors in the private placement. The terms of the current financing were identical to the terms of the company’s prior debt financing in which Plastic2Oil CEO Richard Heddle and Heddle Marine Services, Inc. cumulatively purchased $4 million of secured notes, aligning his interests with new investors in the company.

Additionally, in the company’s efforts to generate working capital, the company has listed for sale its unused office and warehouse space in Thorold, Ontario. The company cannot make any assurance that a sale will consummate.

The company is also actively exploring other options to monetize its blending facility in Thorold, Ontario. Such options may include seeking either an outright sale of the facility, or leasing the site to generate cash flow. Further details on any potential monetization of the facility will be provided as they develop. There is no assurance that the company will be able to monetize this site.

Plastic2Oil Business Prospects

The primary focus of the business continues to be the license of the company’s Plastic2Oil technology to potential partners and businesses that can vertically integrate the P2O process.

The company has recently finalized a Memorandum of Understanding (MOU) with a Southern U.S. company regarding potential licensing of the company’s technology and a potential sale of units. The MOU, which is non-binding, sets forth an understanding between Plastic2Oil and a potential partner regarding mutual intent to negotiate and enter in definitive agreements providing for cooperation and collaboration on business ventures related to the production and sale of fuel derived from plastics. The definitive agreements will encompass the first site housing two processors and will define the rights of the partner to develop additional (15-20) facilities. Material developments regarding this relationship will be disclosed in a timely fashion at the appropriate time. There can be no assurance that this MOU will lead to entry into a definitive agreement with the potential partner or that any such venture will generate revenue or profits for Plastic2Oil.

The company is also currently working with a vendor to supply full control systems for Processors #4 and #5, the machines that would be first to be deployed in the event that a sale, license, JV, or other business venture is consummated. The company also remains in active talks with other vendors regarding fabrication and supply of the remaining components of its Plastic2Oil processors.

About the Company

Plastic2Oil, Inc. (“P2O”) is an innovative North American fuel company that transforms unsorted, unwashed waste plastic into ultra-clean, ultra-low Sulphur fuel without the need for refinement. The Company’s patent-pending Plastic2Oil® (P2O®) is a proprietary, commercially viable and scalable process designed to provide immediate economic benefit for industry, communities and government organizations faced with waste plastic recycling challenges.

With its revolutionary P2O technology, P2O has pioneered a process that has the ability to change the way the world handles waste plastic and plastic recycling. P2O is committed to environmental sustainability by diverting plastic waste from landfill and potential incineration.

The Company is also committed to the creation of green employment opportunities and a reduction in the cost of plastic recycling programs for municipalities and business.

U.S. investors can find current financial disclosures and Real-Time Level 2 quotes at http://www.otcmarkets.com/stock/PTOI/quote.

FORWARD-LOOKING STATEMENTS

The information presented in this Press Release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements with respect to management’s current beliefs, plans, strategies, objectives, goals and expectations, including expectations about the future financial or operating performance of Plastic2Oil, Inc. (the “Company”) and its projects, sales, vendor and customer contracts, capital expenditures, capital needs, government regulation of the industry, environmental risks, limitations of insurance coverage, and the timing and possible outcome of regulatory matters, including the granting of patents and permits. Words such as “expect”, “anticipate”, “intend”, “attempt”, “may”, “will”, “plan”, “believe”, “seek”, “estimate”, and variations of such words and similar expressions are intended to identify such forward-looking statements. The potential risks and uncertainties that could cause actual results to differ materially from those expressed, implied or forecasted herein may include, without limitation, risks associated with general business, economic, competitive, political and social uncertainties; risks associated with changes in project parameters as plans continue to be refined; risks associated with failure of plant, equipment or processes to operate as anticipated; risks associated with accidents or labor disputes; risks associated in delays in obtaining governmental approvals or financing, or in the completion of development or construction activities; risks associated with financial leverage and the availability of capital; risks associated with the price of commodities and the inability of our Company to control commodity prices; risks associated with the regulatory environment within which our Company operates; risks associated with litigation including the availability of insurance; and risks posed by competition. The forward-looking statements in this press release are made as of the date of this press release. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

The Company urges readers of this press release to consider carefully the disclosures in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, which was filed on April 14, 2016.

Contact Information

Plastic2Oil, Inc.

20 Iroquois Street

Niagara Falls, NY 14303

Direct 716-278-0015